Exhibit 10.4

EXECUTION VERSION

IT SERVICES AGREEMENT

IT SERVICES AGREEMENT (this “Agreement”), dated as of December 16, 2014, by and between B/E AEROSPACE, INC., a corporation organized under the laws of the State of Delaware (“B/E”), and KLX INC., a corporation organized under the laws of the State of Delaware (“KLX”). Each of B/E and KLX is sometimes referred to herein as a “Party”, and together, as the “Parties”.

WHEREAS, the Parties entered into that certain Separation and Distribution Agreement, dated as of December 15, 2014 (the “Separation Agreement”; capitalized terms used in this Agreement but not otherwise defined herein have the meanings ascribed to such terms in the Separation Agreement);

WHEREAS, pursuant to and subject to the terms of the Separation Agreement, the Manufacturing Business will be separated from the CMS Business;

WHEREAS, prior to the date of this Agreement, members of the B/E Group have provided to members of the KLX Group, certain IT services necessary to conduct their respective businesses;

WHEREAS, it is contemplated under the terms of the Separation Agreement that, in connection with the Separation Transaction and the Distribution, for a limited period of time following the Distribution, B/E or one or more other members of the B/E Group will continue to provide certain of such IT services to members of the KLX Group; and

WHEREAS, B/E is willing to provide, or cause to be provided, and KLX is willing to receive, such IT services on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                         Definitions.

(a)                      For the purposes of this Agreement:

“Additional Service” means an IT service: (1) that was provided by B/E or another member of the B/E Group (or that was provided by a third party on behalf of B/E or another member of the B/E Group) to KLX or another member of the KLX Group as of the Distribution Date; and (2) that the recipient of such service reasonably believes (y) was inadvertently or unintentionally omitted from Schedule A and (z) is necessary or advisable for the conduct of the CMS Business.

“Agreement” has the meaning given in the Preamble.

“B/E” has the meaning given in the Preamble.

“B/E Indemnified Person” has the meaning given in Section 10.2.

“Change Request” has the meaning given in Section 2.1(c).

“Change Request Proposal” has the meaning given in Section 2.1(c).

“Equipment” has the meaning given in Section 4.5(a).

“Fees” has the meaning given in Section 5.1(a).

“Force Majeure Event” has the meaning given in Section 4.4(a).

“Group” means, with respect to any Party, Service Provider or Service Recipient, such Party, Service Provider, or Service Recipient, respectively, and each of such Party’s, Service Provider’s or Service Recipient’s Affiliates, respectively.

“IT Services” has the meaning given in Section 2.1(a).

“KLX” has the meaning given in the Preamble.

“KLX Indemnified Person” has the meaning given in Section 10.1.

“Migration Assistance” has the meaning given in Section 2.6(a).

“Party” and “Parties” have the meanings given in the Preamble.

“Personnel” means, with respect to any Party, the Representatives of such Party, and the employees, officers, directors, agents, representatives, advisors, independent contractors and consultants of any third parties engaged by such Party or the other members of such Party’s Group to provide a Third Party Service.

“Records” has the meaning given in Section 6.5.

“Representatives” means, with respect to any Party, the employees, officers, directors, agents, representatives, advisors, independent contractors and consultants of (i) such Party and (ii) the other members of such Party’s Group.

“Sales Taxes” has the meaning given in Section 5.3.

“Security Regulations” has the meaning given in Section 6.4(a).

“Separation Agreement” has the meaning given in the Recitals.

“Service Coordinator” has the meaning given in Section 2.2.

“Service Provider” means a member of the B/E Group, when it is providing a B/E Service to a member of the KLX Group under the terms of this Agreement.

“Service Receiver Data” has the meaning given in Section 8.1(a).

“Service Recipient” means a member of the KLX Group, when it is receiving an IT Service from a member of the B/E Group under the terms of this Agreement.

“Systems” has the meaning given in Section 6.4(a).

“Term” shall mean, with respect to each of the IT Services and Migration Assistance, the period of time beginning on the Distribution Date and expiring on the earlier of (i) the date set forth in Schedule A (or if not specified therein, such period as may be reasonably requested by the Service Recipient to which such IT Service or Migration Assistance is provided) or (ii) the last day of the twenty-fourth (24th) month following the date hereof, in each case unless earlier terminated pursuant to Section 11.2, in each case, subject to any extension as provided in Section 11.1.

“Terminating Party” has the meaning given in Section 11.2(a).

“Terminating Third Party Service” has the meaning given in Section 11.2(c).

“Third Party Service” has the meaning given in Section 2.1(b)(i).

(b)                           In this Agreement, except to the extent otherwise provided or where the context otherwise requires:

(i)                       when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(ii)                    the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)                 whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)                the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v)                   the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; and

(vi)                references to a Person are also to its successors and permitted assigns.

ARTICLE II

SERVICES

Section 2.1                         Services to be Provided to the KLX Group.

(a)                           In General. During the applicable Term, and in accordance with the terms and conditions of this Agreement, B/E shall provide (or cause to be provided), or shall cause another member of the B/E Group to provide (or cause to be provided), to KLX or another member of the KLX Group: (1) the services described in Schedule A hereto; and (2) any Additional Services as may be requested in writing by KLX, identifying in reasonable detail the specifics of such service to be performed by a member of the B/E Group (each such service, an “IT Service”).

(b)                      Third Party Services.

(i)                       A Service Provider may, in its discretion and with prior written notice to the Service Recipient, engage, or cause another member of the Service Provider’s Group to engage, one or more third parties to provide some or all of the IT Services (any such IT Service provided by a third party, a “Third Party Service”).

(ii)                    To the extent that any third party proprietor of information or software to be disclosed or made available to any Service Recipient in connection with the performance of IT Services hereunder requires the execution of a specific form of non-disclosure agreement, license agreement, use agreement or other terms and conditions as a condition of its consent to use of the same for the benefit of any member of the Service Recipient’s Group or to permit any member of the Service Recipient’s Group to access such information or software, the Service Recipient will execute, or will cause, as necessary, such other member of the Service Recipient’s Group or its or their respective Representatives to execute, such form or agreement.

(iii)                 Nothing in this Section 2.1(b) shall in any way affect B/E’s obligation to provide (or cause to be provided) the IT Services pursuant to this Agreement, and B/E shall remain at all times during the applicable Term fully responsible for the performance of the IT Services.

(c)                            Change Requests. A Service Recipient may request in writing a change to any IT Service, which request must include a description of the proposed change requested and, if any, the associated business specifications (each a “Change Request”). The Service Provider shall provide such Service Recipient with a written proposal for changing the applicable IT Service in accordance with the Change Request (a “Change Request Proposal”). Each such Change Request Proposal will include the estimated time and price of implementing the Change Request. A Service Provider may also identify impacts of the Change Request on the IT Service being provided by a Service Provider and fees related thereto. If the Parties agree in writing to a Change Request or a written variation thereof, this Agreement will be deemed amended to include the terms and conditions of such agreed-upon Change Request or written variation thereof. If the Parties do not agree upon a Change Request Proposal or a written variation thereof within ten (10) days after the date such Change Request Proposal is delivered to the Service Recipient, then the Change Request Proposal will expire, and neither Party shall have any obligation to implement the changes contemplated by such Change Request unless and until the Parties agree separately in writing. Notwithstanding the foregoing, a Service Provider shall not be obligated to change a Service if (A) the Service Provider is not able to provide the IT Service, as changed, due to capacity, performance, physical or technical limitations, or lack of sufficient resources, or (B) such change results from a change to a Service Recipient’s business or operations that is outside the ordinary course of business.

Section 2.2                         Service Coordinators. B/E and KLX shall each nominate a representative to act as the primary contact person with respect to the performance of the Services (each, a “Service Coordinator”). Except as otherwise provided herein, all communications relating to the IT Services provided hereunder shall be directed to the Service Coordinators. The initial Service Coordinators for B/E and KLX, including relevant contact information, are set forth on Schedule B hereto. Either Party may replace its Service Coordinator at any time by providing prior written notice to the other Party of such replacement. Solely for the avoidance of doubt, any notice or other communications to be given or made pursuant to this Agreement, including any notice of replacement of a Service Coordinator pursuant to this Section 2.2, shall be given or made in accordance with the terms of Section 12.1, and no notice or other communication to any Service Coordinator shall be a proper notice or other communication for the purposes of this Agreement.

Section 2.3                         Standard of Performance. B/E shall (and shall use commercially reasonable efforts to cause any Person performing IT Services on its behalf to) use commercially reasonable efforts, skill and judgment in providing IT Services hereunder. Without limiting the foregoing, all IT Services shall be provided in a timely and workmanlike manner, consistent with the manner and level of care with which such IT Services were provided in the ordinary course prior to the Distribution Date. Notwithstanding the foregoing, the Service Provider’s provision of the IT Services are subject to (a) the Service Provider’s applicable policies and procedures that are in effect on the date hereof, (b) the Service Provider’s capacity, performance, physical or technical limitations (including in respect of internet bandwidth, file server capacity and mailbox capacity) that were applicable to the Service Provider’s provision of the IT Services for the Service Recipients prior to the Distribution Date, and (c) in respect of systems or communications links that are shared between two or more businesses, capacity limitations to ensure that each of the Service Recipients’ and the Service Providers’ business receives reasonably sufficient use of such systems or links.

Section 2.4                         Cooperation.

(a)                           Each Party shall use commercially reasonable efforts, and shall use commercially reasonable efforts to cause the other members of such Party’s Group and any third party providing Third Party Services on behalf of any member of such Party’s Group, to cooperate with the members of the other Party’s Group in all matters relating to the provision and receipt of IT Services and to minimize the expense, distraction and disturbance to the other Party’s Group’s business, and shall perform all obligations hereunder in good faith and in accordance with principles of fair dealing.

(b)                      Each Party will use commercially reasonable efforts to provide (and will use commercially reasonable efforts to cause each other member of such Party’s Group to provide) information and documentation sufficient for each Service Provider to perform (or cause to be performed) the IT Services in the manner and with the level of care they were provided in the ordinary course prior to the Distribution Date, and will use commercially reasonable efforts to make available, as reasonably requested in writing by a Service Provider, sufficient resources and timely decisions, approvals and acceptances in order that such Service Provider may perform (or cause to be performed) its obligations under this Agreement in a timely and efficient manner.

Section 2.5                         Migration Assistance.

(a)                           Prior to the end of the applicable Term, B/E shall provide (or cause to be provided) to KLX (and any other member of KLX’s Group) such reasonable support and assistance as is necessary to migrate the IT Services to KLX’s internal organization or to a third party provider of KLX or another member of KLX’s Group (such support and assistance, “Migration Assistance”), which may include, without limitation, (i) consulting, (ii) training, (iii) providing reasonable access to data and other information in the standard format and medium (whether electronic or otherwise) of the Service Provider and (iv) reasonable access to employees of the Service Provider. In the event KLX (or any other member of KLX’s Group) requires Migration Assistance, KLX’s Service Coordinator shall request such Migration Assistance from B/E’s Service Coordinator, and the two Service Coordinators shall discuss the anticipated scope and cost of such Migration Assistance and agree on such scope and cost in advance of such Migration Assistance commencing. The two Service Coordinators shall regularly discuss such Migration Assistance and any changes in anticipated scope and cost. In the event that B/E determines at any point in time that the cost of the requested Migration Assistance is expected to materially exceed that initially agreed between the two Service Coordinators, then B/E’s Service Coordinator shall promptly notify KLX’s Service Coordinator and the two Service Coordinators shall discuss and agree whether and how to proceed. KLX shall pay any actual costs incurred and documented by B/E (or another member of B/E’s Group) in connection with any Migration Assistance (other than Migration Assistance provided pursuant to Section 11.2(c)(iv)), requested by KLX, whether performed by Representatives of B/E or by an external service provider.

(b)                           Representatives of B/E providing Migration Assistance shall be granted reasonable access to KLX’s facilities (or those of another member of KLX’s Group).

ARTICLE III

[RESERVED]

ARTICLE IV

LIMITATIONS

Section 4.1                         General Limitations.

Notwithstanding anything to the contrary herein, no Service Provider (nor any other member of the Service Provider’s Group) shall be required to (a) hire any third party service provider to provide any IT Service, (b) expand its facilities, incur long-term capital expenses, increase its employee headcount or maintain the employment of any specific employee in order to provide any IT Service, (c) purchase, upgrade, enhance or otherwise modify any computer hardware, software or network environment, (d) provide any support or maintenance services for any computer hardware, software or network environment that has been materially upgraded, enhanced or otherwise modified from the computer hardware, software or network environments in use as of the Distribution Date, or (e) provide IT Services hereunder that are greater in nature or scope than the comparable services provided in the conduct of the a Service Recipient’s business during the twelve (12) months immediately prior to the Distribution Date; provided, however, that nothing in this Section 4.1 shall in any way relieve any obligation of B/E to provide (or cause to be provided) the IT Services pursuant to this Agreement, and B/E shall remain, at all times during the Term, fully responsible for the performance of the IT Services.

Section 4.2                         Third Party Limitations. Each Party acknowledges and agrees that any IT Services (including Third Party Services) provided using third party Intellectual Property are subject to the terms and conditions of any applicable agreements between the Service Provider and such third parties. With respect to such IT Services, B/E shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other Service Provider thereof to) (a) obtain any necessary consent (including any necessary licenses) from such third parties in order to provide the IT Services or (b) if any such consent is not obtained, provide acceptable alternative arrangements to provide the relevant IT Services; provided, however, that, at the written request of B/E, KLX shall reimburse B/E for any reasonable and documented additional incremental costs incurred by B/E (or any other Service Provider) in carrying out its obligations under subsection (a) or (b), above. KLX shall use commercially reasonable efforts to assist B/E in obtaining any such necessary consent or license.

Section 4.3                         Compliance with Laws.

(a)                           No Service Provider shall provide, or cause to be provided, nor shall any Service Provider be required to provide or cause to be provided, any IT Service to the extent that the provision of such IT Service would require such Service Provider, or any Representative of such Service Provider, to violate: (i) any applicable Law, (ii) any policies and/or procedures of such Service Provider designed to respond to applicable Law, or (iii) any other policies and/or procedures of such Service Provider in existence as of the Distribution Date, which policy or procedure, in the case of subparagraph (ii) or (iii) above, continues in effect at such Service Provider.

(b)                           If B/E cannot provide (or cause to be provided) a IT Service due to Section 4.3(a), the Parties shall cooperate, in full compliance with Section 2.4(a), to identify a reasonably acceptable alternative arrangement to provide the affected IT Service; provided, however, that, at the written request of B/E, KLX shall reimburse B/E for any reasonable and documented additional incremental costs incurred by B/E in providing such IT Service under such alternative arrangement.

Section 4.4                         Force Majeure.

(a)                           B/E shall, at all times during the applicable Term, use commercially reasonable efforts to provide, or cause to be provided, the IT Services without interruption. In the event and to the extent that any Service Provider is wholly or partially prevented from, or delayed in, providing one or more IT Services, or one or more IT Services are interrupted or suspended, by reason of events beyond the reasonable control of such Service Provider or the other members of such Service Provider’s Group (including acts of God, acts of any Governmental Entity, acts of the public enemy or due to fire, explosions, accidents, floods, embargoes, epidemics, wars, acts of terrorism, nuclear disasters, labor difficulties, civil unrests and/or riots, civil commotions, insurrections, severe or adverse weather conditions, any lack of or shortage of electrical power, malfunctions of equipment or software programs or any other cause beyond the reasonable control of the Service Provider, the other members of the Service Provider’s Group or, in the case of any Third Party Services, the third party providing such Third Party Service on behalf of the Service Provider or another member of the Service Provider’s Group (each, a “Force Majeure Event”)), B/E shall not be obligated to deliver (or cause to be delivered) the affected IT Services during such period, and KLX shall not be obligated to make any payment for any reason hereunder in relation to any IT Services not delivered; provided, however that, during the duration of a Force Majeure Event, B/E shall use commercially reasonable efforts to avoid or remove such Force Majeure Event, and shall use commercially reasonable efforts to resume its performance under this Agreement with the least practicable delay.

(b) In the event that any Service Provider has knowledge that the provision of any IT Service is or will be (or would reasonably be expected to be) affected by a Force Majeure Event, B/E shall, to the extent reasonably practicable, promptly provide, in writing, notice of such Force Majeure Event to KLX, describing in reasonable detail such Force Majeure Event, the affected IT Service, and B/E’s reasonable estimate of the scope and duration of such Force Majeure Event.

Section 4.5                         Title to Equipment; Management and Control; Reservation of Rights.

(a)                           Except as otherwise provided herein, all procedures, methods, systems, strategies, tools, equipment, facilities and other resources of any member of the Service Provider’s Group used by such member of the Service Provider’s Group in connection with the provision of IT Services (the “Equipment”) shall remain the property of such member of the Service Provider’s Group and shall at all times be under the sole direction and control of such member of the Service Provider’s Group.

(b)                           In the event that any Service Provider is required to purchase Equipment in order to provide the IT Services or Migration Assistance hereunder, B/E shall notify KLX of the requirement to purchase such Equipment and the Parties shall discuss in good faith and agree which Party shall purchase such Equipment. In the event B/E (or another member of B/E’s Group) purchases such Equipment, KLX shall reimburse B/E for the cost of such Equipment promptly, but in any event no later than ninety (90) days, after the purchase thereof. At the end of the relevant Term, (i) in the event B/E (or another member of B/E’s Group) purchased and was reimbursed by KLX for such Equipment, B/E shall reimburse KLX (A) for applicable depreciation during the Term in respect of such Equipment and (b) to the extent B/E (or another member of B/E’s Group) receives some other benefit by using or retaining such Equipment during, or at the end of, the relevant Term, respectively, for the value of such benefit in an amount to be agreed by the Parties’ respective Service Coordinators; and (ii) in the event KLX purchased such Equipment, to the extent B/E (or another member of B/E’s Group) receives some other benefit by using or retaining such Equipment during, or at the end of, the relevant Term, respectively, B/E shall reimburse KLX for the value of such benefit in an amount to be agreed by the Parties’ respective Service Coordinators.

(c)                            Except as otherwise provided herein, management of and control over the provision of the IT Services (including the determination or designation at any time of the Equipment, Personnel and other resources to be used in connection with the provision of the IT Services) shall reside solely with the Service Provider. Without limiting the generality of the foregoing, all labor matters relating to any employees of the Service Provider or the other members of the Service Provider’s Group shall be within the exclusive control of the Service Provider, and no member of the Service Recipient’s Group shall take any action with regard to such matters. B/E shall provide for and pay (or cause to be provided for and paid) the compensation and other benefits of its employees, including salary, health, accident and workers’ compensation benefits and all taxes and contributions which an employer is required to pay relating to the employment of employees. No member of the Service Recipient’s Group shall in any event be liable to the Service Provider or any other member of the Service Provider’s Group, or to any of their respective Personnel, for any failure on the part of any member of the Service Provider’s Group to perform any obligation on the part of such member of the Service Provider’s Group with regard to the compensation, benefits or taxation of its employees or other Personnel.

(d)                           Nothing in this Section 4.5 shall in any way affect any right or obligation of any Party, or any allocation of any assets of any Party, as provided in the Separation Agreement or any other Ancillary Agreement or pursuant to any Continuing Arrangement.

Section 4.6                         Interim Basis Only.

Each Party acknowledges that the purpose of this Agreement is to provide the IT Services on an interim basis. Accordingly, at all times from and after the Distribution Date, each Party shall use its respective commercially reasonable efforts to make or obtain any approvals, permits or licenses, implement any computer systems and take, or cause to be taken, any and all other actions necessary or advisable for the Service Recipients to provide the IT Services for themselves as soon as practicable after the date of this Agreement.

ARTICLE V

PAYMENT

Section 5.1                         Fees.

(a)                           In connection with each IT Service, KLX shall pay to B/E (i) the fees set forth in Schedule A with respect to such IT Service, or if not specified therein, fees for such IT Service as determined by the mutual agreement of both Parties, negotiated in good faith, and (ii) any reasonable and documented third party fees, costs and expenses which are charged to or incurred by the Service Provider or another member of the Service Provider’s Group in connection with provision of IT Services to the Service Recipient and which are not included in the fees set forth in the Schedules (collectively, the “Fees”).

(b)                      It is the intent of the Parties that the Fees reasonably approximate the actual cost to the Service Provider of providing the IT Services, without any intent to cause the Service Provider to receive any profit or incur any loss with respect thereto. If at any time a Party reasonably believes that the Fees with respect to any IT Service are materially insufficient to compensate the Service Provider for the cost of providing such IT Service, or that the Fees with respect to any IT Service materially overcompensate the Service Provider for the cost of providing such IT Service, such Party shall promptly provide notice to the other Party of the same, identifying such IT Service and setting forth in reasonable detail its rationale for such belief, and shall include with such notice all available documentation with regard to the cost of providing such IT Service.

(c)                            Upon the delivery of a notice pursuant to Section 5.1(b), the Parties shall cooperate, in full compliance with Section 2.4(a), to come to a mutually acceptable agreement with regard to the appropriate Fees for such IT Service.

Section 5.2                         Billing and Payment Terms.

(a)                           B/E shall invoice KLX on a monthly basis for any Fees, costs or other amounts payable pursuant to this Agreement.

(b)                           Each invoice delivered pursuant to Section 5.2(a) shall set forth a brief description of the IT Services and the Migration Assistance provided, and, with respect to any amounts payable other than Fees pursuant to Section 5.1(a)(i), reasonable documentation to support the charges thereon.

(c)                            Each invoice delivered pursuant to this Section 5.2 shall be payable within 30 days after the date of the invoice.

(d)                           Payment of all invoices provided hereunder shall be made in United States dollars unless otherwise mutually agreed upon by the Parties.

(e)                            If any invoice delivered pursuant to (and in compliance with) this Section 5.2 is not paid in full within thirty (30) days after the date of the invoice, interest shall accrue on the unpaid amount at the annual rate equal to the “Prime Rate” as reported on the thirtieth (30th) day after the date of the invoice in The Wall Street Journal (or, if such day is not a business day, the first business day immediately after such day), calculated on the basis of a year of three hundred and sixty (360) days and the actual number of days elapsed between the end of the thirty (30)-day payment period and the actual payment date.

(f)                             If there is an Agreement Dispute between the Parties regarding the amounts shown as billed to KLX on any invoice, B/E shall, upon the written request of KLX, furnish to KLX additional documentation reasonably necessary to substantiate the amounts billed including, but not limited to, listings of the dates, times and amounts of the IT Services in question where applicable and practicable.

Section 5.3                         Sales Taxes.

All consideration under this Agreement is exclusive of any sales, transfer, value-added, goods or services tax or similar gross receipts based tax (including any such taxes that are required to be withheld, but excluding all other taxes including taxes based upon or calculated by reference to income, receipts or capital) imposed against or on IT Services or Migration Assistance (“Sales Taxes”) provided hereunder, and such Sales Taxes will be added to the consideration where applicable. Such Sales Taxes shall be separately stated on the relevant invoice. KLX shall be responsible for any such Sales Taxes and shall either (i) remit such Sales Taxes to B/E (and B/E shall remit such amounts to the applicable taxing authority) or (ii) provide B/E with a certificate or other acceptable proof evidencing an exemption from liability for such Sales Taxes.

Section 5.4                         No Offset.

No Party shall withhold any payments to the other Party under this Agreement in order to offset payments due to such Party pursuant to this Agreement, the Separation Agreement or otherwise, unless such withholding is mutually agreed to, in advance, by the Parties.

ARTICLE VI

ACCESS AND SECURITY

Section 6.1                         Access; Work Policy.

(a)                           At all times during the Term, each Party shall provide, and shall cause the other member of its Group to provide, the other Party and its Personnel reasonable ingress to and egress from its facilities and premises, and reasonable access to its equipment and Personnel, for any purpose connected with the delivery or receipt of IT Services hereunder, the exercise of any right under this Agreement or the performance of any obligations required by this Agreement.

(b)                           Each Party shall comply, and shall cause its respective Personnel to comply, with the other Party’s safety and security regulations applicable to each specific site or facility while working at such site or facility. Except as otherwise agreed to by the Parties, each Party shall cause its Personnel to observe the working hours, working rules, and holiday schedules of the other Party while working on the premises of the other Party.

Section 6.2                         Additional Security Measures.

Each Party acknowledges and agrees that any Service Provider may take physical or information security measures that affect the manner in which IT Services are provided, so long as the substance or overall functionality of any affected IT Services remains the same as it was as of the Distribution Date.

Section 6.3                         Security Breaches.

In the event of a security breach that relates to the IT Services, the Parties shall, subject to any applicable Law, cooperate with each other in good faith regarding the timing and manner of (a) notification to their respective customers, potential customers, employees and/or agents concerning a breach or potential breach of security and (b) disclosures to appropriate Governmental Entities.

Section 6.4                         Systems Security.

(a)                           If any Party or its Personnel are given access to any computer systems or software of any member of the other Party’s Group (“Systems”) in connection with such Party’s performance or receipt of IT Services, such Party shall comply, and shall cause the other members of its Group and its Personnel to comply, with all of such other Party’s system security policies, procedures and requirements (as amended from time to time, the “Security Regulations”), and will not tamper with, compromise or circumvent any security or audit measures employed by such other Party.

(b)                           Each Party shall use commercially reasonable efforts to ensure that only those of its Personnel who are specifically authorized to have access to the Systems of the other Party gain such access, and to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its Personnel regarding the restrictions set forth in this Agreement and establishing appropriate policies designed to effectively enforce such restrictions.

(c)                            If, at any time, either Party determines that the other Party or its Personnel has sought to circumvent, or has circumvented, its Security Regulations, that any unauthorized Personnel of the other Party has accessed its Systems or that the other Party or any of its Personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software, such Party shall immediately terminate any such Personnel’s access to the Systems and promptly notify the other Party.

(d)                           Each Party shall access and use, and shall cause their respective Personnel to access and use, only those Systems, and only such data and information within such Systems, to which it or they have been granted the right to access and use. Any Party shall have the right to deny the Personnel of the other Party access to such Party’s Systems, after prior written notice and consultation with the other Party, in the event the Party reasonably believes that such Personnel pose a security concern.

Section 6.5                         Records and Inspection Rights.

Each Party shall maintain, and shall cause the other members of such Party’s Group to maintain, accurate records of the receipts, invoices, reports and other documents relating to the IT Services (the “Records”) for the period applicable to such Records under B/E’s records retention policy in effect as of the date of this Agreement, following the expiration of the applicable Term, in order to provide the other Party the opportunity to verify the accuracy, completeness and appropriateness of the charges for the IT Services and that the IT Services are being provided in accordance with the terms of this Agreement and Schedule A. Upon reasonable written notice from KLX, B/E shall make available to KLX or its Representatives (at KLX’s sole cost and expense) reasonable access to, or at KLX’s sole cost and expense, copies of, the Records with respect to such IT Service during regular business hours.

ARTICLE VII

CONFIDENTIALITY

Section 7.1                         Confidential Information.

(a)                           Notwithstanding any termination of this Agreement, the Parties shall hold, and shall cause each of the other members of their respective Groups to hold, and shall each cause their respective Representatives to hold, and shall use commercially reasonable efforts to cause their respective other Personnel to hold, in strict confidence, and not to disclose or release or use, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party (or any other member of such Party’s Group) or its respective business; provided, however, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Confidential Information and are informed of their obligation to hold such Confidential Information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any other member of their respective Groups are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against the other Party, or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, Tax Returns or other required disclosures. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party shall, to the extent not prohibited by applicable Law, promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will reasonably cooperate in obtaining, at the sole cost of the Party seeking such order or other remedy. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall use commercially reasonable efforts, at the sole cost and expense of the Party whose Confidential Information is required to be disclosed, to ensure that confidential treatment is accorded such Confidential Information.

(b)                           Nothing in this Article VII shall in any way affect any right or obligation of any Party with regard to any Party’s Confidential Information as provided in the Separation Agreement or any other Ancillary Agreement or pursuant to any Continuing Arrangement.

ARTICLE VIII

INTELLECTUAL PROPERTY AND DATA

Section 8.1                         Ownership of Data and Intellectual Property.

(a)                           KLX shall own all data (i) provided by any member of the KLX Group to any member of the B/E Group in connection with such member of the KLX Group’s receipt of IT Services or (ii) created by or for B/E or any other member of the B/E Group solely in relation to the provision of IT Services to KLX or another member of the KLX Group (collectively, “Service Receiver Data”).

(b)                           Upon the written request of KLX, and at KLX’s sole cost and expense, any Service Receiver Data in possession of B/E or any other member of B/E’s Group shall be promptly provided to KLX in the format in which such Service Receiver Data is maintained as of the time of such request; provided, however, that B/E may retain the relevant Service Receiver Data and provide a copy thereof to KLX: (i) if necessary for B/E (or any other member of B/E’s Group) to comply with the requirements of Section 6.5, (ii) if necessary for B/E (or any other member of B/E’s Group) to continue to provide the IT Services during the Term; or (iii) if B/E (or any other member of B/E’s Group holding such Service Receiver Data) is unable to delete the Service Receiver Data from its archives using commercially reasonable efforts. After completion of the IT Services hereunder, neither B/E nor any other member of B/E’s Group shall retain any copy of Service Receiver Data (unless required by Law or if clause (i) or (iii) above applies), and B/E shall deliver, or cause to be delivered, upon the written request of KLX, within such time period as the Parties may reasonably agree, at the sole cost and expense of KLX, all Service Receiver Data in its possession (or in the possession of any other member of its Group) to KLX.

(c)                            All other data, information and Intellectual Property provided by each Party (including each other member of such Party’s Group) and their respective licensors and information, content and software providers in connection with performance of the IT Services shall remain the property of such Party. No right or license with respect to any Intellectual Property is granted under this Agreement other than as is strictly necessary for B/E to perform, and KLX to receive and use, the IT Services as contemplated herein, and then only to the extent of the interest held by the Party granting such right.

Section 8.2                         Licenses. From the date hereof until the termination of this Agreement, each Service Provider grants to the Service Recipients and their designees and suppliers a non-exclusive, royalty-free, non-transferable, non-sublicensable right and license to use such Service Provider’s Intellectual Property, solely and exclusively in order for the Service Recipients to receive the Services contemplated hereunder.

ARTICLE IX

LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES

Section 9.1                         Limitation of Liabilities.

(a)                           EXCEPT IN THE CASE OF FRAUD, IN NO EVENT SHALL ANY MEMBER OF THE B/E GROUP OR THE KLX GROUP BE LIABLE TO ANY MEMBER OF THE KLX GROUP OR THE B/E GROUP, RESPECTIVELY, FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS AS SET FORTH IN ARTICLE X.

Section 9.2                         Disclaimer of Warranties.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE TRANSITION SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, INCLUDING WARRANTIES WITH RESPECT TO MERCHANTABILITY, OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF ANY SOFTWARE OR HARDWARE PROVIDED HEREUNDER, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE.

ARTICLE X

INDEMNIFICATION

Section 10.1                  Indemnification of KLX.

Subject to the terms of this Article X, from and after the Distribution Date, B/E shall indemnify and hold harmless KLX and the other members of the KLX Group, and each of their respective Representatives (each, a “KLX Indemnified Person”), from and against any and all Indemnifiable Losses incurred by such KLX Indemnified Person arising out of the undertaking, performance or completion by or on behalf of B/E or any other member of the B/E Group of an IT Service pursuant to this Agreement, to the extent such Indemnifiable Losses arise from the gross negligence or willful misconduct of any member of the B/E Group, or any Representative of B/E.

Section 10.2                  Indemnification of B/E.

Subject to the terms of this Article X, from and after the Distribution Date, KLX shall indemnify and hold harmless B/E and the other members of the B/E Group, and each of their respective Representatives (each, a “B/E Indemnified Person”), from and against any and all Indemnifiable Losses incurred by such B/E Indemnified Person arising out of the undertaking, performance or completion by or on behalf of B/E or any other member of the B/E Group of an IT Service pursuant to this Agreement, to the extent such Indemnifiable Losses arise from the gross negligence or willful misconduct of any member of the KLX Group, or any Representative of KLX.

Section 10.3                  Indemnification Procedures.

The provisions of Section 7.04 (Procedures for Indemnification), Section 7.05 (Cooperation in Defense and Settlement), Section 7.06 (Indemnification Obligations Net of Insurance Proceeds) and Section 7.07 (Additional Matters; Survival of Indemnities) of the Separation Agreement are incorporated herein by reference and shall apply to this Agreement and the Parties mutatis mutandis.

Section 10.4                  Rights of the Parties.

The rights and obligations of the Parties provided in this Article X shall be in addition to (and not in lieu of) any rights or obligations with respect to indemnification provided pursuant to the Separation Agreement and any Ancillary Agreement or Continuing Arrangement, and nothing herein shall in any way limit the rights and obligations of any Party pursuant thereto.

ARTICLE XI

TERM AND TERMINATION

Section 11.1                  Term of Agreement. The term of this Agreement shall become effective on the Distribution Date and shall remain in force until the earlier of (a) termination or expiration of all of the respective Terms and (b) termination in accordance with Section 11.2. The Term may be extended for a period of up to one (1) additional year by KLX in its sole discretion in respect of any IT Service. The obligation of any Party to make a payment for IT Services or Migration Assistance previously rendered shall not be affected by the termination of this Agreement or the expiration of the Term and shall continue until full payment is made.

Section 11.2                  Termination.

(a)                      Termination by B/E or KLX. This Agreement may be terminated by either Party (the “Terminating Party”) upon written notice to the other Party, if:

(i)                       the other Party materially breaches this Agreement (which, for the avoidance of doubt, includes any failure to make payment in full for IT Services or Migration Assistance, except in a case where there is a good faith dispute thereto) and such breach is not cured, to the reasonable satisfaction of the Terminating Party, within thirty (30) days of written notice thereof; or

(ii)                    the other Party makes a general assignment for the benefit of creditors or becomes insolvent, or a receiver is appointed for, or a court approves reorganization or arrangement proceedings on, such Party.

(b)                      Partial Termination. Except as otherwise described in the Schedules hereto: (i) KLX may, on sixty (60) days’ written notice to B/E, which notice may not be effective at any time before the date that is six (6) months after the date hereof, terminate its receipt of any specific IT Service set forth on any part of Schedule A; and (ii) upon receipt of any notice pursuant to Section 4.4(b), KLX may, upon written notice to B/E, immediately terminate its receipt of any IT Service affected by any Force Majeure Event described therein. Any termination notice delivered pursuant to this Section 11.2(b) shall specify in detail the IT Service or IT Services to be terminated, and the date on which such IT Service or IT Services is to be terminated.

(c)                       Third Party Services. If any Service Provider receives notice from a third party that such third party intends to cease providing a Third Party Service (a “Terminating Third Party Service”) (and such intention is not the result of any action or inaction by B/E or any member of B/E’s Group), and the termination of such Third Party Service would thereby render such Service Provider incapable of providing the relevant IT Service:

(i)                       B/E shall elect (in its sole discretion): (1) to obtain such Third Party Service from an alternate third party service provider; or (2) to terminate such IT Service, effective upon the termination of the Terminating Third Party Service.

(ii)                    B/E shall promptly notify KLX of the third party’s impending termination of services and of B/E’s election under Section 11.2(c)(i), and shall include with such notice a copy of any correspondence received from such third party with regard to such Third Party Service, and a description, in reasonable detail, of the affected IT Service.

(iii)                 In the event B/E elects to obtain such Third Party Service from an alternate third party service provider, such Third Party Service shall continue to be provided to the Service Recipient hereunder; provided, however, that KLX shall have the option to terminate such IT Service by written notice to B/E, effective upon the termination of the Terminating Third Party Service.

(iv)                In the event B/E elects to terminate such Third Party Service, such IT Service shall, effective upon the termination of such Terminating Third Party Service, terminate, and thereafter, notwithstanding anything to the contrary contained herein, no member of B/E’s Group shall have any further obligation to provide such IT Service to any member of KLX’s Group; provided, however, that, in the event any Third Party Service is terminated pursuant to this Section 11.2(c)(iv), at the written request of KLX, B/E shall provide (or cause to be provided), at its sole cost and expense, Migration Assistance to the Service Recipient thereof.

Section 11.3                  Effect of Termination.

In the event that this Agreement is terminated for any reason:

(a)                           Each Party acknowledges and agrees that the obligations of B/E to provide the IT Services, or to cause the IT Services to be provided, hereunder shall immediately cease. Upon cessation of B/E’s obligation to provide (or cause to be provided) any IT Service, KLX shall, and shall cause any other Service Recipient to, stop using, directly or indirectly, such IT Service.

(b)                           Upon request, each Party shall, and shall cause the other members of its Group to, return to the other Party all tangible personal property and books, records or files owned by such other Party or its Affiliates and third parties and used in connection with the provision of IT Services that are in their possession as of the termination date.

(c)                            The rights and obligations of each Party under Section 4.5(a) (Title to Equipment), Article V (Payment), Section 6.5 (Records and Inspection Rights), Article VII (Confidentiality), Article VIII (Intellectual Property and Data), Article IX (Limitation of Liability; Disclaimer of Warranties), Article X (Indemnification), Section 11.1 (Term of Agreement), Section 11.3 (Effect of Termination) and Article XII (Miscellaneous) shall survive the termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1                  Notices.

All notices, requests, claims, demands and other communications hereunder (other than, for the avoidance of doubt, communications relating to the IT Services provided hereunder and directed to a Service Coordinator pursuant to Section 2.2) shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile (with confirmation of delivery) or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.1):

(i)             if to B/E:

1400 Corporate Center Way

Wellington, FL 33414

Facsimile: (561) 791-3966

Attention: General Counsel

with copies to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

Facsimile: (212) 848-7179

Attention: Creighton O’M. Condon, Esq.

Robert M. Katz, Esq.

(ii)          if to KLX:

1300 Corporate Center Way

Wellington, FL 33414

Facsimile: (561) 791-5497

Attention: General Counsel

with copies to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

Facsimile: (212) 848-7179

Attention: Creighton O’M. Condon, Esq.

Robert M. Katz, Esq.

Section 12.2                  Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 12.3                  Entire Agreement.

The Separation Agreement, this Agreement, the other Ancillary Agreements and the Continuing Arrangements constitute the entire agreement of the Parties and their Affiliates with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

Section 12.4                  Amendment.

This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Parties or (b) by a waiver in accordance with Section 12.5.

Section 12.5                  Waiver.

Either Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Party and (b) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 12.6                  Assignment.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s Assets, or (b) the sale of all or substantially all of such Party’s Assets; provided, however, that such assignment shall be effective only if, and as of the time when, the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. No assignment permitted by this Section 12.6 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 12.7                  Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied (including the provisions of Article X relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.8                  Currency.

Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein means United States dollars, and all payments hereunder shall be made in United States dollars unless otherwise mutually agreed upon by the Parties.

Section 12.9                  Governing Law.

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 12.10           Waiver of Jury Trial.

EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER

PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.10.

Section 12.11           Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 12.12           Relationship of the Parties.

Expect as specifically provided herein, neither Party shall act or represent or hold itself out as having authority to act as an agent or partner of the other Party or in any way bind or commit the other Party to any obligations or agreement. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement. The Parties’ respective rights and obligations hereunder shall be limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

B/E AEROSPACE, INC.

By:	/s/ Amin Khoury
	Name:	Amin J. Khoury
	Title:	Chairman and Co-Chief Executive Officer

[Signature Page to IT Services Agreement]

KLX INC.

By:	/s/ Thomas P. McCaffrey
	Name:	Thomas P. McCaffrey
	Title:	President and Chief Operating Officer

[Signature Page to IT Services Agreement]